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                                                                    EXHIBIT 14.1

                            JDA SOFTWARE GROUP, INC.

                 POLICY FOR REPORTING VIOLATIONS AND COMPLAINTS

I.       Policy Statement

         One of our Company's most valuable assets is its integrity. Protecting this asset is the job of everyone in the Company. We have established a Code of Business Conduct and Ethics to help our employees comply with the law and regulations applicable to our business and to maintain the highest standards of ethical conduct. This policy for reporting violations and complaints is meant to supplement our Code of Business Conduct and Ethics by encouraging employees to report any suspected violations or concerns as to compliance with laws, regulations, our Code of Business Conduct and Ethics or other Company policies, or any complaints or concerns regarding the Company's accounting, internal accounting controls, or auditing matters, or any concerns regarding any questionable accounting or auditing matters.


II.      Obligation  to  Report  Suspected  or  Actual   Violations;   Anonymous
         Reporting

                  A.       Reporting Generally

         It is every employee's obligation to report suspected or actual violations of laws, government rules and regulations, or the Company's Code of Business Conduct and Ethics or other Company policies. You must report any suspected violations of the laws and rules that govern the reporting of the Company's financial performance, and any complaint or concern regarding the Company's accounting, internal accounting controls, or auditing matters, or any concerns regarding any questionable accounting or auditing matters.

         You can report any such matters directly to your supervisor or manager or by the procedures set forth below. As noted below, supervisors and managers are required to report to either (i) a member of the Company's Compliance Team (which consists of the General Counsel and Chief Financial Officer), or (ii) the Company's Audit Committee Chairman, any time they receive a report of a concern about our compliance with laws, the Code of Business Conduct and Ethics or other Company policy, any notice of any suspected wrong-doing by any Company employee, officer or director, any complaint or concern about the Company's accounting, internal accounting controls, or auditing matters, or any concerns regarding any questionable accounting or auditing matters. All complaints or concerns regarding the Company's accounting, internal accounting controls, or auditing matters, or any concerns regarding any questionable accounting or auditing matters will be forwarded (i) immediately to the Chief Financial Officer and Chief Executive Officer, unless the Chief Financial Officer or Chief Executive Officer, respectively, is the subject of such complaint (in which case such complaint will be forwarded to the Audit Committee and General Counsel), and
(ii) promptly to the Audit Committee, except any complaints that are determined to be without merit by both the General Counsel and Chair of the Audit Committee may instead be reported at the next regularly scheduled meeting of the Audit Committee.


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                  B.       Anonymous Reporting

         Alternatively, if you wish to report any such matters anonymously, you may do so as follows:

             o mail a description of the suspected violation or other complaint or concern to:

                       General Counsel or Chief Financial Officer
                       JDA Software Group, Inc.
                       14400 N. 87th Street
                       Scottsdale, AZ 85260-3649

                       or

                       J. Michael Gullard
                       Audit Committee Chair
                       P.O. Box 1203
                       Menlo Park, CA 94026-1203

III.     Procedures

                  A.       Generally

         Supervisors and managers as well as the Compliance Team and the Audit Committee Chairman shall promptly consider the information, reports or notices received by them under this policy or otherwise. As further set forth below, each person shall take appropriate action, including investigation as appropriate, in accordance with the law, governmental rules and regulations, the Company's Code of Business Conduct and Ethics and otherwise consistent with good business practice. No person who is the subject of a complaint shall participate in the investigation or treatment of such complaint.

                  B.       Allegations   Concerning   Accounting   and  Business
                           Matters

         The Audit Committee shall receive, retain, investigate, document and act on all allegations concerning accounting, internal accounting controls and auditing matters and, except as provided below in subsection C, other unethical or illegal business conduct (each an "Operational Allegation"). The Audit Committee shall determine whether the Audit Committee, the Compliance Team, General Counsel or management should investigate an Operational Allegation, taking into account the following considerations, in addition to any other factors that the Audit Committee deems appropriate under the circumstances:

                  1.       Who is the alleged wrongdoer?

                  2.       How serious is the alleged wrongdoing?

                  3.       How credible is the allegation of wrongdoing?


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         If the Audit  Committee  determines  that the  Compliance  Team  should investigate the Operational Allegation, the Audit Committee will notify the Compliance Team in writing of that conclusion. The Compliance Team shall promptly thereafter investigate the Operational Allegation and shall report the results of the investigation, in writing, to the Audit Committee. The Compliance Team shall be free in their discretion to engage outside auditors, counsel or other experts to assist in the investigation and in the analysis of results.

         If the Audit Committee determines that the General Counsel should investigate the Operational Allegation, the Audit Committee will notify the General Counsel in writing of that conclusion. The General Counsel shall promptly thereafter investigate the Operational Allegation and shall report the results of the investigation, in writing, to the Audit Committee. The General Counsel shall be free in his or her discretion to engage outside auditors, counsel or other experts to assist in the investigation and in the analysis of results.

         If the Audit Committee determines that management should investigate the Operational Allegation, the Audit Committee will notify the Compliance Team in writing of that conclusion. Management, under the guidance of the Compliance Team, shall promptly thereafter investigate the Operational Allegation and shall report the results of its investigation, in writing, to the Audit Committee. Management shall be free in its discretion to engage outside auditors, counsel or other experts to assist in the investigation and in the analysis of results. In the event a member of management is the subject of the Operational Allegation, management should not be directly involved in investigating the Operational Allegation.

         If the Audit Committee determines that it should investigate the Operational Allegation, the Audit Committee shall promptly determine what professional assistance, if any, it needs in order to conduct the investigation. The Audit Committee shall be free in its discretion to engage outside auditors, counsel or other experts to assist in the investigation and in the analysis of results. The Audit Committee shall investigate and document the Operational Allegation with the assistance of the Company's Director of Internal Audit, if any, who shall report to and be solely under the direction of the Audit Committee.

         Prompt and corrective action will be taken when and as warranted in the judgment of the Audit Committee.

                  C.       Allegations  Concerning  Employee,  Health and Safety
                           Issues

         The Compliance Team or Audit Committee Chairman shall receive and oversee the handling and disposition of all allegations regarding improper conduct towards employees and violations of Company policies, laws or regulations regarding harassment, discrimination, affirmative action and health and safety issues (each a "Human Resource Allegation"). Upon receiving a Human Resource Allegation, the Compliance Team or Audit Committee Chairman shall promptly refer the matter to the head of the Human Resources Department. The head of the Human Resources Department shall be responsible, in accordance with applicable law, for investigating, documenting and acting on all Human Resource Allegations, and for reporting to the Compliance Team or Audit Committee
Chairman the resolution and disposition of the matter. The head of the Human Resources Department, in coordination with the General Counsel, shall


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be free in his or her discretion to engage  outside  counsel or other experts to assist in the investigation and in the analysis of the results.

                  D.       Delegation of Authority Within the Audit Committee

         At the discretion of the Audit Committee, responsibilities of the Audit Committee created by these procedures may be delegated to any member of the Audit Committee or to a subcommittee of the Audit Committee.

                  E.       Reports to the Board of Directors

         The Audit Committee may consult with and report to the full Board of Directors concerning any allegation, including an Operational Allegation or a Human Resource Allegation, and the possible remedial action to be taken with regard to such allegation if and when the Audit Committee determines that such action is worthy of the attention of the Board of Directors.

                  F.       Remedial Action

         In addition to all applicable criminal or civil penalties, remedial action with respect to an allegation may include, alone or in combination, a warning or letter of reprimand, demotion, loss of merit increase, loss of bonus or equity compensation, suspension without pay or termination of employment.

                  G.       Interpretation

         The Audit Committee, in consultation with the Company's General Counsel
or,  if  appropriate,   outside  counsel,  shall  have  the  authority  to  make
interpretations regarding the operation of this Policy.

IV.      Treatment and Retention of Complaints and Reports

         Each supervisor and manager shall report any suspected violation, concern or complaint reported to such person by employees or other sources to either a member of the Compliance Team or the Audit Committee Chairman to assure proper treatment and retention of complaints, concerns or notices of potential violations. In addition, employees should take note that persons outside the Company may report complaints or concerns about suspected violations, or concerns regarding internal accounting controls, accounting or auditing matters. These concerns and complaints should be reported immediately on receipt to the General Counsel, the Chief Financial Officer, unless the Chief Financial Officer is the subject of the complaint (in which case the complaint should be reported to the General Counsel or Audit Committee Chairman), or the Audit Committee Chairman.

         Upon a report to either a member of the Compliance Team or the Audit Committee Chairman, all notices or reports of suspected violations, complaints or concerns received pursuant to this policy shall be recorded in a log, indicating the description of the matter reported, the date of the report and the disposition thereof, and the log shall be retained for three


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years.  This log  shall  be  maintained  by the  Compliance  Team and the  Audit
Committee Chairman.

V.       Statement of Non-Retaliation

         It is a federal crime for anyone to retaliate intentionally against any person who provides truthful information to a law enforcement official concerning a possible violation of any federal law. Moreover, the Company WILL NOT PERMIT any form of intimidation or retaliation by any officer, employee, contractor, subcontractor or agent of the Company against any employee because of any lawful act done by that employee to:

   o provide information or assist in an investigation regarding any conduct which the employee reasonably believes constitutes a violation of laws, rules, regulations, the Company's Code of Business Conduct and Ethics, or any Company policies; or

   o file, testify, participate in, or otherwise assist in a proceeding relating to a violation of any law, rule or regulation.

         ANY SUCH ACTION IS A VIOLATION OF COMPANY POLICY AND SHOULD BE REPORTED IMMEDIATELY UNDER THIS POLICY.

VI.      Statement of Confidentiality

         The Company will, to the extent reasonably possible, keep confidential both the information and concerns reported under this policy, and its discussions and actions in response to these reports and concerns. In the course of its investigation, however, the Company may find it necessary to share information with others on a "need to know" basis.